Exhibit 99.1

Investor Contact:

Thomas Lim

TigerLogic Corporation

thomas.lim@tigerlogic.com

949-442-4400

TigerLogic Announces Changes to Executive Management Team

Chairman of the TigerLogic Board of Directors, Richard W. Koe, Assumes Interim CEO Role After

Carlton H. Baab Resigns

IRVINE, Calif., – February 26, 2009 – TigerLogic Corporation (Nasdaq: TIGR) announced today that Richard W. Koe, Chairman of the Board of Directors of the Company, has been appointed interim President and Chief Executive Officer following the resignation of Carlton H. Baab, effective immediately. Mr. Baab also has resigned from the TigerLogic Board of Directors and has agreed to serve as a consultant to the Company to ensure a smooth transition. Mr. Koe will retain his role as Chairman while serving as interim CEO. The Company intends to initiate a search for a permanent President and Chief Executive Officer.

“On behalf of the Board of Directors, I want to thank Carlton for all the contributions he has made over the past 7 years,” said Mr. Koe. “He has brought tremendous operational expertise to bear on all aspects of the company, organizing and streamlining the business, and strengthening our finances to well position the Company for new growth opportunities. His leadership has helped guide the Company through a range of challenges and accomplishments and we are pleased that he has agreed to remain as an advisor to the Company. We wish him success in his future endeavors.”

“I am proud of what we have been able to achieve during my tenure at TigerLogic, however I look forward to the opportunity to pursue my other interests,” said Mr. Baab. “I continue to believe in the Company’s products and business prospects and will assist in the successful transition to my successor.”

About TigerLogic Corporation

TigerLogic Corporation (Nasdaq: TIGR), has been providing reliable data management and rapid application deployment solutions for ISVs and developers of database applications for more than three decades. TigerLogic’s product offerings include: 1) TigerLogic® ChunkIt!, an internet browser-based application that enhances the search experience of any popular search engine or Web page; 2) TigerLogic® XML Data Management Server (XDMS), provides flexible, scalable and extensible XML data storage as well as query and retrieval of critical business data across a variety of structured and unstructured information sources; 3) Pick® Universal Data Model (Pick UDM) based database management systems and components, including D3®, mvEnterprise® and mvBase® that are the choice of more than a thousand application developers worldwide; and 4) Omnis Studio®, a cross-platform, object-oriented RAD tool for developing sophisticated thick-client, Web-client or ultra thin-client database applications. TigerLogic’s installed customer base includes more than 500,000 active users representing more than 20,000 customer sites worldwide, with a significant base of diverse vertical applications. With employees and contractors worldwide, TigerLogic offers 24x7 customer support services and maintains an international presence. More information about TigerLogic and its products can be found at http://www.tigerlogic.com. Product details about ChunkIt! can be found at http://www.getchunkit.com.

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Except for the historical statements contained herein, the foregoing release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to the success of the Company’s research and development efforts to develop new products and to penetrate new markets, the market acceptance of the Company’s new products and updates, technical risks related to such products and updates, the Company’s ability to maintain market share for its existing products, the availability of adequate liquidity and other risks and uncertainties. Please consult the various reports and documents filed by the Company with the U.S. Securities and Exchange

Commission, including but not limited to the Company’s most recent reports on Form 10-KSB and Form 10-Q/QSB for factors potentially affecting the Company’s future financial results. All forward-looking statements are made as of the date hereof and the Company disclaims any responsibility to update or revise any forward-looking statement provided in this news release. The Company’s results for the quarter ended December 31, 2008 are not necessarily indicative of the Company’s operating results for any future periods.

TigerLogic, ChunkIt!, Raining Data, Pick, mvDesigner, D3, mvEnterprise, mvBase, Omnis, and Omnis Studio are trademarks of TigerLogic Corporation. All other trademarks and registered trademarks are properties of their respective owners.